Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the "Agreement") is made as of the 14th day of February 2007 by and among Dispatch Auto Parts Inc., a Florida corporation ("DPPT") and Daniel Slocum (“Buyer”).

RECITALS

A.  DPPT owns a 100% interest in the common shares of Dispatch Auto Parts II, Inc. (the "Shares") and the Shares constitute one hundred percent (100%) of DPPT’s ownership interest in Dispatch Auto Parts II, Inc.’s common stock.

B.  For valuable consideration and upon the terms and conditions set forth herein, DPPT desires to sell and transfer and Buyer desires to purchase and acquire the Shares.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereto mutually agree as follows:

AGREEMENT

1.   Purchase and Sale of Shares. Subject to the terms and conditions hereof, DPPT will transfer to Buyer, and Buyer will acquire from DPPT, the Shares and assume certain liabilities in exchange for the payment of good and valuable consideration of not less than Ten dollars ($10.00) (the "Purchase Price").

2.   Delivery of the Purchase Price. The Purchase Price shall be paid as follows:

    2.1 At the Closing, Buyer shall deliver to DPPT good and valuable consideration of not less than Ten dollars ($10.00).

3.   Delivery. At the Closing, DPPT shall deliver to Buyer all stock certificates representing the Shares properly endorsed for transfer, representing 100% of the shares of the common stock of Dispatch Auto Parts II, Inc. held by DPPT or its subsidiaries.

4.	Representations and Warranties of DPPT. DPPT hereby represents and warrants to Buyer as follows:

    4.1 Corporate Organization and Authority. DPPT is a corporation owning 100% of the Shares made the subject herein. DPPT is a corporation duly organized, validly existing, authorized to exercise all of its corporate powers, rights and privileges, and in good standing in the State of Florida.

    4.2 Title to Shares. DPPT owns beneficially and of record, free and clear of any lien, option or other encumbrance, and has full power and authority to convey, free and clear of any lien or encumbrance, the Shares and upon delivery of the Purchase Price for such Shares as provided in this Agreement, DPPT will convey to Buyer or at his direction to others, good and valid title thereto, free and clear of any lien or other encumbrance.

       5.  Representations and Warranties of Buyer. Buyer represents and warrants to DPPT as follows:

5.1 Authorization. This Agreement, when executed and delivered by Buyer, will constitute a valid and legally binding obligation of the Buyer, enforceable in accordance with its terms, except as may be limited to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or involving creditors' rights.

5.2 Disclosure. Buyer is a former officer and director of DPPT and is fully informed of and aware of the structure and status of the corporation in which he is acquiring an interest as represented by the Shares, Buyer is fully informed and aware of the status of the assets, debts and condition of the named corporation and acknowledges that he is purchasing it in its current condition and without further warranties from DPPT.

5.3 Authority to Execute and Perform Agreement. Buyer has the full legal right and power and all authority and approvals. If any, required to enter into, execute and deliver this Agreement and to perform fully Buyers’ obligations hereunder. This Agreement has been duly executed and delivered by Buyer and is a valid and binding obligation, enforceable in accordance with its terms, except as may be limited to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or involving creditors' rights. The execution and delivery by Buyer of this Agreement and the performance by Buyer of this Agreement in accordance with its terms and conditions will not (i) require the approval or consent of any federal, state, local or other governmental or regulatory body or the approval or consent of any other person; (ii) conflict with or result in any breach or violation of any of the terms and conditions of, (or with notice or lapse of time or both, conflict with or result in any breach or violation of any of the terms and conditions of) any judgment or decree applicable to him of the Shares or any instrument, contract or other agreement to which Buyer is a party.

6. Miscellaneous.

    6.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Florida.

 6.2 Survival. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any party hereto and the closing of the transactions contemplated hereby.

6.3 Successors and Assigns. Except as otherwise expressly provided herein, and the provision hereof shall inure to the benefit of and be binding upon the successors, assigns, heirs, executors, administrators of the parties hereto and all subsequent holders of the Shares.

6.4 Entire Agreement; Amendment. This Agreement and the other documents and agreements delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. This Agreement may only be amended in writing signed by the Seller and the holders of a majority of the outstanding Shares sold hereunder.

6.5 Notices. Except as otherwise provided all notices and other communications require or permitted hereunder shall be in writing and shall be mailed by first-class mail, postage prepaid, addressed to their respective addresses as provided by Buyer and Seller or to such other address as each may have furnished to the others in writing.

6.6 Expenses. Whether or not the transactions contemplated hereby are consummated, each party shall pay its own expenses in connection with the transaction.

6.7 Waiver of Breach or Default. Neither Buyer nor DPPT shall waive any right, power or remedy accruing hereunder unless such waiver is in writing signed by the party to be charged. The waiver of any breach or default hereunder shall not constitute the waiver of any other breach or default. All remedies under this Agreement or by law or otherwise afforded to Buyer or DPPT shall be cumulative and not alternative.

6.8 Legal Fees. The prevailing party in any legal action or arbitration proceeding brought by one party against the other shall be entitled, in addition to any other rights and remedies, to reimbursement for its expenses incurred thereby, including court costs and reasonable attorney's fees.

6.9 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year herein above first written.

DISPATCH AUTO PARTS INC.

By: ___________________
       Liu, Sheng Li, President

Buyer:

DANIEL SLOCUM

By: ___________________
      Daniel Slocum